As filed with the Securities and Exchange Commission on December 1, 2003
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CAPSTONE TURBINE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4180883
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

21211 Nordhoff Street
Chatsworth, California 91311
(818) 734-5300
(Address of Principal Executive Offices) (Zip Code)

STOCK OPTION AGREEMENT WITH SHARON FALTEMIER
STOCK OPTION AGREEMENT WITH JOHN FINK
STOCK OPTION AGREEMENT WITH MICHAEL REDMOND
STOCK OPTION AGREEMENT WITH SID CONRAD
STOCK OPTION AGREEMENT WITH DAVID GILLISPIE
STOCK OPTION AGREEMENT WITH MARTY SEGARI
STOCK OPTION AGREEMENT WITH ALLEN MCNAIR
(Full title of the Plan(s))

Karen Clark
Senior Vice President, Chief Financial Officer and Secretary
Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, California 91311
(818) 734-5300
(Name and Address of Agent For Service)

Copies to:
J. Chase Cole, Esq.
Waller Lansden Dortch & Davis
A Professional Limited Liability Company
511 Union Street, Suite 2100
P.O. Box 198966
Nashville, TN 37219-8966
(615) 244-6380

CALCULATION OF REGISTRATION FEE

Title Of Each
Class Of		Proposed	Proposed
Securities	Amount	Maximum	Maximum	Amount Of
To Be	To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Unit	Offering Price	Fee

Stock Option Agreement with Sharon Faltemier Common Stock, $0.001 par value	250,000 shares(1)	$1.66 (2)	$415,000 (3)	$34

Stock Option Agreement with John Fink Common Stock, $0.001 par value	800,000 shares(1)	$1.66 (2)	$1,328,000 (3)	$108

Title Of Each
Class Of		Proposed		Proposed
Securities	Amount	Maximum		Maximum		Amount Of
To Be	To Be	Offering Price		Aggregate		Registration
Registered	Registered	Per Unit		Offering Price		Fee

Stock Option Agreement with Michael Redmond Common Stock, $0.001 par value	800,000 shares(1)	$1.66	(2)	$1,328,000	(3)	$108

Stock Option Agreement with Sid Conrad Common Stock, $0.001 par value	100,000 shares (1)	$1.85	(2)	$185,000	(3)	$15

Stock Option Agreement with David Gillispie Common Stock, $0.001 par value	60,000 shares(1)	$1.89	(2)	$113,400	(3)	$10

Stock Option Agreement with Marty Segari Common Stock, $0.001 par value	100,000 shares(1)	$1.71	(2)	$171,000	(3)	$14

Stock Option Agreement with Allen McNair Common Stock, $0.001 par value	85,000 shares(1)	$1.71	(2)	$145,350	(3)	$12
Aggregate Registration Fee						$301

(1)	The shares registered hereunder include 1,850,000 shares of Common Stock of Capstone Turbine Corporation (“Capstone”) issuable at an exercise price of $1.66 per share pursuant to options granted under the Stock Option Agreements with Sharon Faltemier, John Fink and Michael Redmond, 100,000 shares of Capstone’s Common Stock issuable at an exercise price of $1.85 per share pursuant to options granted under the Stock Option Agreement with Sid Conrad, 60,000 shares of Capstone’s Common Stock issuable at an exercise price of $1.89 per share pursuant to options granted under the Stock Option Agreement with David Gillispie and 185,000 shares of Capstone’s Common Stock issuable at an exercise price of $1.71 per share pursuant to options granted under the Stock Option Agreements with Marty Segari and Allen McNair. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Capstone’s Common Stock that may be issued in accordance with the provisions of the Stock Option Agreements with Sharon Faltemier, John Fink, Michael Redmond, Sid Conrad, David Gillispie, Marty Segari and Allen McNair unless otherwise expressly provided.

(2)	The Proposed Maximum Offering Price per Share is based upon the $1.66 exercise price per share for outstanding options for an aggregate of 1,850,000 shares under the Stock Option Agreements with Sharon Faltemier, John Fink and Mike Redmond, the $1.85 exercise price per share for outstanding options for 100,000 shares under the Stock Option Agreement with Sid Conrad, the $1.89 exercise price per share for outstanding options for 60,000 shares under the Stock Option Agreement with David Gillispie and the $1.71 exercise price per share for outstanding options for an aggregate of 185,000 shares under the Stock Option Agreements with Marty Segari and Allen McNair pursuant to rule 457(h) of the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.

PART I
Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Annual Information.
PART II
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 4.5
EXHIBIT 4.6
EXHIBIT 4.7
EXHIBIT 5.1
EXHIBIT 23.1

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

     Capstone will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Request for such documents should be directed to Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311, Attention: Karen Clark, telephone number: (818) 734-5300.

I-1

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Capstone hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	Capstone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 31, 2003;

(b)	Capstone’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 filed with the Commission on May 15, 2003, August 14, 2003 and November 14, 2003 respectively;

(c)	Capstone’s Current Reports on Form 8-K, filed with the Commission on April 30, 2003, July 17, 2003 and November 6, 2003; and

(d)	The description of Capstone’s common stock contained in Capstone’s Registration Statement on Form 8-A, filed with the Commission on June 22, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or report filed for the purpose of amending such description.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     The Common Stock is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is incorporated by reference pursuant to Item 3 herein.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) generally allows for a corporation to indemnify directors and officers for all expenses (including attorney’s fees), judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any actions, suits or proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by Capstone if ordered by a court or if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (i) by a majority vote of the directors who are not parties to such actions, suits or proceedings, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

     Capstone has adopted provisions in its Second Amended and Restated Certificate of Incorporation (the “Certificate”), which require Capstone, to the fullest extent permitted by the DGCL, to indemnify all directors and officers of Capstone, and such other persons as may be required by statute or by Capstone’s bylaws (the “Bylaws”), against any liability and to advance indemnification expenses on behalf of all directors and officers of Capstone. The Certificate further requires Capstone to eliminate, to the fullest extent permitted by the DGCL, the liability for monetary damages of directors of Capstone for actions or inactions taken by them as directors. If the DGCL is later amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the Certificate provides that the liability of a director to Capstone shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

     The Certificate also empowers Capstone, to the fullest extent permitted by the DGCL, to purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the Bylaws, against any liability which may be asserted against any director, officer or such other person.

     In addition, the Bylaws require that Capstone indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Capstone, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is a director or officer of Capstone, and at the discretion of the board of directors may indemnify any person (or the estate of any person) who is such a party or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of Capstone or is or was serving at Capstone’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Capstone may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him and may enter into contracts providing for the indemnification of such person to the full extent permitted by law. To the full extent permitted by law, the indemnification provided under the Bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by Capstone in advance of the final disposition of such action, suit or proceeding. The indemnification provided under the Bylaws shall not be deemed to limit Capstone’s right to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from Capstone may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Capstone has entered into indemnity agreements (the “Indemnity Agreements”) with each Capstone director, including directors who are also officers and employees of Capstone, and certain senior officers of Capstone. The Indemnity Agreements provide that Capstone will pay any expenses, as defined within such Indemnity Agreements, which an indemnitee is or becomes legally obligated to pay in connection with any proceeding, including any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of Capstone or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer of Capstone, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the indemnitee, by reason of any action taken by him or of any inaction on his part while acting as such director or officer, or by reason of the fact that he was serving at the request of Capstone as a director, trustee, officer, employee or agent of Capstone or another corporation, partnership, joint venture, trust or other enterprise; provided, that in each such case the indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Capstone, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his conduct was unlawful.

     The payments to be made under the Indemnity Agreements include, but are not limited to, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnity Agreement, except Capstone is not liable to make any payment under the Indemnity Agreements in connection with any claim made against an indemnitee (a) to the extent that payment is actually made to the indemnitee under a valid, enforceable and collectible insurance policy, (b) to the extent that the indemnitee is indemnified and actually paid otherwise than pursuant to the Indemnity Agreement, (c) in connection with a judicial action by or in the right of Capstone, in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Capstone unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper, (d) if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the indemnitee’s in fact having gained any personal profit or advantage to which he was not legally entitled, (e) for a disgorgement of profits made from the purchase and sale by the indemnitee of securities pursuant to Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law or common law, (f) brought about or contributed to by the dishonesty of the indemnitee seeking payment pursuant to the Indemnity Agreement; however, notwithstanding the foregoing, the indemnitee shall be protected under the Indemnity Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the indemnitee shall establish that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, (iii) which acts were material to the cause of action so adjudicated, or (g) for any judgment, fine or penalty which Capstone is prohibited by applicable law from paying as indemnity or for any other reason.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Number	Exhibit

4.1	Stock Option Agreement with Sharon Faltemier
4.2	Stock Option Agreement with John Fink
4.3	Stock Option Agreement with Michael Redmond
4.4	Stock Option Agreement with Sid Conrad
4.5	Stock Option Agreement with David Gillispie
4.6	Stock Option Agreement with Marty Segari
4.7	Stock Option Agreement with Allen McNair
5.1	Opinion of Waller Lansden Dortch & Davis, PLLC
23.1	Consent of Independent Auditors
23.2	Consent of Waller Lansden Dortch & Davis, PLLC (contained in Exhibit 5.1)
24.1	Power of Attorney (reference is made to page S-1 of this Registration Statement)

Item 9. Undertakings.

          A. The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (2)  That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on this 1st day of December, 2003.

CAPSTONE TURBINE CORPORATION

By:	/s/ KAREN CLARK

Karen Clark, Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of Capstone Turbine Corporation, a Delaware corporation, do hereby constitute and appoint Karen Clark and John Tucker and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act, as amended, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN TUCKER John Tucker	President and Chief Executive Officer (Principal Executive Officer)	December 1, 2003

/s/ KAREN CLARK Karen Clark	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	December 1, 2003

/s/ ELIOT G. PROTSCH Eliot G. Protsch	Chairman of the Board	December 1, 2003

/s/ JOHN JAGGERS Jean-Rene Marcoux	Director	December 1, 2003

/s/ JEAN-RENE MARCOUX Jean-Rene Marcoux	Director	December 1, 2003

/s/ ERIC YOUNG Eric Young	Director	December 1, 2003

EXHIBIT INDEX

Number	Exhibit

4.1	Stock Option Agreement with Sharon Faltemier
4.2	Stock Option Agreement with John Fink
4.3	Stock Option Agreement with Michael Redmond
4.4	Stock Option Agreement with Sid Conrad
4.5	Stock Option Agreement with David Gillispie
4.6	Stock Option Agreement with Marty Segari
4.7	Stock Option Agreement with Allen McNair
5.1	Opinion of Waller Lansden Dortch & Davis, PLLC
23.1	Consent of Independent Auditors
23.2	Consent of Waller Lansden Dortch & Davis, PLLC (contained in Exhibit 5.1)
24.1	Power of Attorney (reference is made to page S-1 of this Registration Statement)